Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated March 26, 2020 (which report expresses an unqualified opinion and includes an explanatory paragraph related to substantial doubt about the Company’s ability to continue as a going concern), relating to the consolidated financial statements of NovaBay Pharmaceuticals, Inc., which appears in its Annual Report (Form 10-K) for the year ended December 31, 2019.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ OUM & CO. LLP

San Francisco, California

May 15, 2020